Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Friday, July 13, 2012

EMERSON RADIO CORP. REPORTS FULL YEAR FISCAL 2012 AND FOURTH QUARTER FISCAL 2012 RESULTS

HACKENSACK, N.J. – July 13, 2012 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its full year and fourth quarter ended March 31, 2012.

Net revenues for fiscal year 2012 were $163.3 million, a decrease of $37.5 million, or 18.7%, as compared to fiscal year 2011 net revenues of $200.8 million. The decline in year-over-year net revenues was driven by a $31.6 million, or 17.7%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens (due primarily to the discontinuation of one model by one of the Company’s largest retail customers beginning in December 2010), toaster ovens, wine coolers and coffee makers, partly offset by higher year-over-year net sales of compact refrigerators, and a $5.0 million, or 32.2%, decline in net sales of audio products. Licensing revenues for fiscal year 2012 were $6.3 million, a $1.0 million, or 14.2% decrease from the $7.3 million of licensing revenues for the fiscal year 2011 due to lower year-over-year sales by the Company’s licensees of branded products under license from the Company and fewer active licensees during fiscal 2012 as compared to fiscal 2011.

Net revenues for the fourth quarter of fiscal 2012 decreased by $14.2 million, or 34.6%, to $26.9 million as compared to net revenues in the fourth quarter of fiscal 2011 of $41.1 million. The decline in year-over-year net revenues for the fourth fiscal quarter was driven primarily by a $13.3 million, or 36.4%, decline in net sales of houseware products, which was the result of lower year-over-year net sales in all product categories, and a $0.5 million, or 18.1%, decline in net sales of audio products. Licensing revenues for the fourth quarter of fiscal 2012 were $1.5 million, a $0.5 million, or 23.8%, decrease from the $2.0 million of licensing revenue for the fourth quarter of fiscal 2011 due to lower year-over-year sales by the Company’s licensees of branded products under license from the Company.

Operating income for the fiscal year 2012 was $11.9 million, a decrease of $7.0 million, or 37.2%, from operating income of $18.9 million for fiscal year 2011 due primarily to a combination of lower net revenues, higher product costs as a percent of net revenues and higher SG&A expenses. Operating income for the fourth quarter of fiscal 2012 was $1.9 million, as compared to operating income in the fourth quarter of fiscal 2011 of $3.2 million, a decrease of $1.3 million, or 42.0%, due to lower net revenues and higher SG&A expenses.

Net income for fiscal year 2012 was $10.6 million, as compared to $15.9 million for fiscal year 2011, a decrease of $5.3 million, or 33.2%. Diluted earnings per share for fiscal year 2012 were $0.39, as compared to $0.59 for fiscal year 2011, a decrease of $0.20 per diluted share, or 33.9%. Net income for the fourth quarter of fiscal 2012 was $2.4 million, as compared to $2.6 million for the fourth quarter of fiscal 2011, which included a one-time $1.8 million gain on a settlement of litigation. Diluted earnings per share for the fourth quarter of fiscal 2012 were $0.09, as compared to $0.10 for the fourth quarter of fiscal 2011, a decrease of $0.01, or 10.0%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our fiscal year 2012 performance was disappointing and a direct result of both the challenging and highly competitive sales environment within which we operate and higher year-over-year product costs that result from the continuing appreciation of the renminbi and increases in costs of production in China. Looking forward, we anticipate that these factors are likely to persist throughout fiscal year 2013.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net revenues:
Net product sales	25,385	39,166	156,975	193,530
Licensing revenue	1,511	1,983	6,276	7,311

Net revenues	$26,896	$41,149	$163,251	$200,841
Costs and expenses:
Cost of sales	23,013	36,425	142,270	172,917
Other operating costs and expenses	357	58	1,352	1,636
Selling, general and administrative expenses	1,670	1,464	7,764	7,383

	25,040	37,947	151,386	181,936

Operating income	1,856	3,202	11,865	18,905

Other income:
Gain on settlement of litigation	—	1,806	—	1,806
Realized gain on sale of marketable securities	—	—	828	966
Gain on sale of building	—	—	347	—
Interest income, net	30	8	70	32

Income before income taxes	1,886	5,016	13,110	21,709
Provision (benefit) for income taxes	(477)	2,384	2,476	5,791

Net income	$2,363	$2,632	$10,634	$15,918

Basic net income per share:	0.09	0.10	0.39	0.59
Diluted net income per share:	0.09	0.10	0.39	0.59
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	31-Mar-12	31-Mar-11
ASSETS
Current Assets:
Cash and cash equivalents	$44,960	$39,796
Restricted cash	215	600
Accounts receivable, net	12,134	10,929
Other receivables	1,193	1,413
Due from affiliates	1	—
Inventory, net	11,269	8,515
Prepaid expenses and other current assets	2,873	549
Investments in marketable securities	—	4,725
Deferred tax assets	2,304	2,825

Total Current Assets	74,949	69,352
Property, plant, and equipment, net	260	2,921
Trademarks, net	1,545	1,545
Deferred tax assets	1,668	2,540
Other assets	262	358

Total Assets	$78,684	$76,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	—	$2,466
Current maturities of long-term borrowings	64	46
Accounts payable and other current liabilities	9,152	14,408
Due to affiliates	11	2
Accrued sales returns	1,201	1,199
Income taxes payable	107	196

Total Current Liabilities	10,535	18,317
Long-term borrowings	72	150
Deferred tax liabilities	177	158

Total Liabilities	10,784	18,625
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at March 31, 2012 and March 31, 2011, respectively	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive (losses) income	(82)	746
Accumulated deficit	(10,418)	(21,055)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	67,900	58,091

Total Liabilities and Shareholders’ Equity	$78,684	$76,716